Exhibit 99.1

GOLDFIELD ANNOUNCES 2018 FIRST-QUARTER RESULTS
MELBOURNE, Florida, May 8, 2018 - The Goldfield Corporation (NYSE American: GV), a leading provider of electrical construction services for the utility industry and industrial customers, today announced financial results for the three months ended March 31, 2018. Through its subsidiaries, Power Corporation of America, C and C Power Line, Inc. and Southeast Power Corporation, Goldfield provides electrical construction services primarily in the Southeast, mid-Atlantic, Texas and Southwest regions of the United States.
President and Chief Executive Officer John H. Sottile said, “First-quarter 2018 electrical construction revenue improved nearly 16 percent year over year, as we experienced overall increased activity in both bid and MSA work. Importantly, we achieved our third consecutive quarter of gross margin improvement. Additionally, our total backlog reached $193 million, with a record-high 12-month backlog of $111 million. We believe our strong market position and active bidding climates should continue to support growth in our operations.”
Three Months Ended March 31, 2018
For the three months ended March 31, 2018, compared to the three months ended March 31, 2017:

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Total revenue increased 12.1% to $34.4 million from $30.7 million attributable to a 15.9% improvement in electrical construction revenue mainly due to increases in projects awarded and work completed in the Texas and Southwest and mid-Atlantic operations of $7.0 million and $3.1 million, respectively, partially offset by a decrease in project activity in the Southeast operation of $5.5 million in part due to customer demand exceeding labor resources, as well as lower real estate development revenue.

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Gross margin on electrical construction operations decreased to 21.5% from 25.3% attributable to a change in project mix, resulting in a higher volume of lower margin projects mainly due to increased competition.

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Operating income decreased to $3.5 million from $4.3 million due to the same factors which affected gross margin, as well as higher selling, general and administrative, depreciation expenses and lower real estate volume.

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•	Net income declined to $2.4 million, or $0.09 per share, from $2.7 million, or $0.10 per share.

•	EBITDA (a non-GAAP measure)(1) decreased to $5.4 million from $6.1 million as a result of the same factors which drove operating income.
Backlog
As of March 31, 2018, total backlog, which includes total revenue estimated over the remaining life of the Master Service Agreements, or MSAs, an estimate of existing customer renewal options, plus estimated revenue from awarded fixed-price contracts, increased to $193.1 million from $152.3 million as of March 31, 2017, an improvement of 26.7 percent, mainly due to an increase in both firm contract awards and estimated MSAs. The Company’s 12-month electrical construction backlog improved to a record $111.1 million compared to $79.5 million one year ago, and of that, project-specific firm contracts increased 62.2 percent while estimated MSA backlog increased 29 percent. The size and amount of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.
Backlog is estimated at a particular point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.
Conference Call
The Company’s President and Chief Executive Officer John H. Sottile and Chief Financial Officer Stephen R. Wherry will host a conference call and webcast to discuss results at 10 a.m. Eastern time on May 9, 2018. To participate in the conference call via telephone, please dial (866) 373-3407 (domestic) or (412) 902-1037 (international) at least five minutes prior to the start of the event. Goldfield will also webcast the conference call live via the internet. Interested parties may access the webcast at https://78449.themediaframe.com/dataconf/productusers/gv/mediaframe/24295/indexl.html or through the Investor Relations section of the Company’s website at http://www.goldfieldcorp.com. Please access the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. The webcast will be archived at this link or through the Investor Relations section of the Company’s website for six months. Investors can access the financial results (including any information required by Regulation G) at http://ir.goldfieldcorp.com/financial-results.

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About Goldfield
Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic Texas and Southwest regions of the United States. For additional information on our first-quarter 2018 results, please refer to our report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.
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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measure used in this earnings release is more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measure to the reported GAAP measure. The non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. This measure should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Kristine Walczak
Phone:    (312) 780-7205
Email:     kwalczak@dresnerco.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenue
Electrical construction	$34,131,919	$29,448,647
Other	306,777	1,275,217
Total revenue	34,438,696	30,723,864
Costs and expenses
Electrical construction	26,782,860	22,008,973
Other	213,757	874,277
Selling, general and administrative	2,116,414	1,779,972
Depreciation and amortization	1,887,508	1,748,892
Gain on sale of property and equipment	(13,391)	(2,572)
Total costs and expenses	30,987,148	26,409,542
Total operating income	3,451,548	4,314,322
Other income (expense), net
Interest income	6,789	7,336
Interest expense, net of amount capitalized	(189,617)	(134,020)
Other income, net	15,094	14,649
Total other expense, net	(167,734)	(112,035)
Income before income taxes	3,283,814	4,202,287
Income tax provision	878,139	1,537,138
Net income	$2,405,675	$2,665,149

Net income per share of common stock — basic and diluted	$0.09	$0.10
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$16,566,711	$18,529,757
Accounts receivable and accrued billings, net	16,495,418	21,566,842
Costs and estimated earnings in excess of billings on uncompleted contracts	13,697,310	6,074,346
Income taxes receivable	—	619,552
Residential properties under construction	3,581,864	2,412,202
Prepaid expenses	1,087,420	993,668
Other current assets	1,661,135	1,532,110
Total current assets	53,089,858	51,728,477

Property, buildings and equipment, at cost, net	38,388,082	36,072,300
Deferred charges and other assets	6,248,818	5,831,163
Total assets	$97,726,758	$93,631,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$12,017,673	$9,379,535
Current portion of notes payable, net	6,100,885	6,099,787
Income taxes payable	348,708	—
Accrued remediation costs	78,577	87,553
Other current liabilities	214,613	166,268
Total current liabilities	18,760,456	15,733,143

Deferred income taxes	4,618,399	4,698,720
Accrued remediation costs, less current portion	434,164	434,164
Notes payable, less current portion, net	14,625,868	16,151,567
Other accrued liabilities	333,883	66,033
Total liabilities	38,772,770	37,083,627
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	38,999,115	36,593,440
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders’ equity	58,953,988	56,548,313
Total liabilities and stockholders’ equity	$97,726,758	$93,631,940

The Goldfield Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision (benefit) for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

	Three Months Ended
	March 31,
EBITDA	2018	2017
Net income (GAAP as reported)	$2,405,675	$2,665,149
Interest expense, net of amount capitalized	189,617	134,020
Provision for income taxes, net (1)	878,139	1,537,138
Depreciation and amortization (2)	1,887,508	1,748,892
EBITDA	$5,360,939	$6,085,199
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(1) Provision for income tax, net is equal to the total amount of tax provision, which includes the tax benefit for discontinued operations.
(2) Depreciation and amortization includes depreciation on property, plant and equipment and amortization of finite-lived intangible assets.